Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Progenics Pharmaceuticals Announces Fourth Quarter and Full-Year 2017

Financial Results and Business Update

●	Company Preparing for Potential Commercial Launch of AZEDRA® (iobenguane I 131) Ahead of U.S. Food and Drug Administration (FDA) April 30th Action Date
●	Enrollment Complete in Phase 3 Trial for PSMA-Targeted SPECT/CT Imaging Agent 1404; Top-Line Results Anticipated in Q3’18
●	Enrollment Ongoing in Phase 2/3 Trial for PSMA-Targeted PET/CT Imaging Agent PyL™ and Phase 1 Trial for PSMA-Targeted Small Molecule 1095
●	RELISTOR® Quarterly Net Sales Reached Record Level of $24.6 Million in Q4’17

NEW YORK, NY, March 8, 2018 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced financial results and provided a business update for the fourth quarter and full-year 2017.

“2017 was a year of strong progress for our targeted oncology pipeline programs, capped by the FDA’s acceptance for review of the New Drug Application (NDA) for AZEDRA,” said Mark Baker, Chief Executive Officer of Progenics. “AZEDRA has the potential to be a transformative treatment option for patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma, rare and life-threatening neuroendocrine tumors for which there are no approved therapies in the U.S. As we approach the FDA’s action date, we are readying our commercial organization for launch upon potential approval.”

Mr. Baker continued, “We also continue to build momentum in advancing our development-stage PSMA-targeted radiopharmaceutical programs, which are designed to find, fight and follow prostate cancer. We have completed enrollment in our Phase 3 study for 1404, with results anticipated in the third quarter, and we expect to complete our current Phase 2/3 study for PyL in the second half of this year.”

Fourth Quarter and Recent Key Business Highlights

AZEDRA, Ultra-orphan radiotherapeutic candidate

●	Action Date for AZEDRA New Drug Application (NDA) Set for April 30th

In December 2017, Progenics announced that the FDA accepted for review the NDA for AZEDRA in patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma, rare neuroendocrine tumors for which there are currently no approved treatment options in the U.S. The FDA granted Progenics’ request for Priority Review and has set an action date of April 30, 2018 under the Prescription Drug User Fee Act (PDUFA). AZEDRA holds Breakthrough Therapy designation and Orphan Drug status, as well as Fast Track designation.

●	Clinical Data from Pivotal Phase 2b AZEDRA Study Presented at Major Medical Meetings

In October 2017, Progenics presented the positive results from its pivotal Phase 2b study evaluating AZEDRA at the North American Neuroendocrine Tumor Society (NANETS) 2017 Annual Symposium and the 30th Annual Congress of the European Association of Nuclear Medicine (EANM). Progenics also plans to present biochemical tumor marker data from this study at the upcoming Endocrine Society (ENDO) Annual Meeting in March 2018.

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 2

PSMA-Targeted Prostate Cancer Pipeline

●	Enrollment Complete in Phase 3 Study of 1404

In January 2018, Progenics announced the completion of enrollment in its Phase 3 study of 1404, a PSMA-targeted small molecule SPECT/CT imaging agent designed to visualize prostate cancer. The study enrolled approximately 450 patients in the U.S. and Canada with newly-diagnosed or low-grade prostate cancer, whose biopsy indicates a histopathologic Gleason grade of ≤ 3+4 severity and/or are candidates for active surveillance. Top-line data is expected in the third quarter of 2018.

●	Phase 2/3 Study of PyL™ Ongoing

Progenics continues to enroll patients in the Phase 2/3 study of PyL, a PSMA-targeted PET/CT imaging agent, evaluating diagnostic accuracy in patients with recurrent and/or metastatic prostate cancer. The Company expects to complete enrollment of this study in the second half of 2018 and initiate a second Phase 3 study in patients with biochemical recurrence of prostate cancer.

●	Enrollment Ongoing in Phase 1 Study for 1095

Progenics continues to enroll patients in the Phase 1 open-label dose escalation study of 1095, a small molecule radiotherapeutic that selectively binds to PSMA, in patients with metastatic castration-resistant prostate cancer (mCRPC) who have demonstrated tumor avidity to 1095.

●	Initiation of Phase 1 Study for PSMA-TTC Expected in 2018

Progenics expects its partner Bayer to initiate a Phase 1 study of PSMA-Targeted Thorium Conjugate (PSMA-TTC) in patients with mCRPC by year end 2018. Bayer was previously granted exclusive worldwide rights to develop and commercialize products using Progenics’s PSMA antibody technology in combination with Bayer’s alpha-emitting radionuclides.

RELISTOR, treatment for OIC (partnered with Valeant Pharmaceuticals International, Inc.)

●	RELISTOR® Quarterly Net Sales Reached Record Level of $24.6 Million in Q4’17

Full-year 2017 net worldwide sales totaled $73.1 million as reported by our partner, Valeant. The fourth quarter 2017 net sales translated to $3.7 million in royalty revenue for Progenics, while the full year net sales resulted in $11.0 million in royalty revenue. Net sales of RELISTOR grew 44% over the prior quarter.

Fourth Quarter and Full-Year 2017 Financial Results

Fourth quarter 2017 revenue totaled $3.9 million, down from $4.7 million in the fourth quarter of 2016. Revenue for the 2017 period reflects RELISTOR royalty income of $3.7 million compared to $2.4 million in the corresponding period of 2016. The prior year period included milestone revenue of $2.0 million from Bayer for the collaboration of the Company’s PSMA antibody technology in combination with Bayer’s alpha-emitting radionuclides. The full-year 2017 revenue totaled $11.7 million, down from $69.4 million for the full-year of 2016, resulting primarily from the prior year milestone revenue of $50 million for the July 19, 2016 FDA approval of RELISTOR Tablets, and the recognition of $7 million in upfront and development milestone payments from Bayer.

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 3

Research and development expenses increased by $0.3 million and $5.0 million in the fourth quarter and full-year 2017, respectively, compared to the corresponding periods in 2016. The full-year increase resulted primarily from higher clinical costs for PyL and higher consulting expenses in preparation for the AZEDRA NDA filing, partially offset by lower clinical costs for AZEDRA. Fourth quarter and full-year general and administrative expenses increased by $2.2 million and $1.6 million, respectively, compared to the corresponding prior periods in 2016, primarily attributable to higher costs associated with building commercial capabilities in preparation for a potential AZEDRA approval and launch. Progenics also recorded non-cash adjustments of ($0.7 million) and $2.6 million in the fourth quarter and full-year 2017, respectively, related to changes in the fair value estimate of the contingent consideration liability. For the three months and year ended December 31, 2017, Progenics recognized interest expense of $1.2 million and $4.8 million, respectively, related to the RELISTOR royalty-backed loan.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. Among other provisions, the Tax Act reduces the U.S. federal statutory corporate income tax rate from 35% to 21% effective for 2018 and provides for an indefinite carryforward period for net operating losses. As a result, the Company recorded an income tax benefit of approximately $11.7 million in 2017, primarily related to the reduction in the federal tax rate and the use of the Company’s deferred tax liability related to indefinite-lived intangible assets (naked tax credit) as a source of income to release a portion of its valuation allowance recorded against deferred tax assets.

Net loss attributable to Progenics for the fourth quarter was $2.7 million or $0.04 per diluted share, compared to a net loss of $7.2 million or $0.10 per diluted share in the corresponding 2016 period. Net loss for the full-year 2017 was $51.0 million or $0.73 per diluted share, compared to net income of $10.8 million or $0.15 per diluted share for the full-year 2016.

Progenics ended the year with cash and cash equivalents of $90.6 million, reflecting a decrease of $7.7 million in the quarter and $48.3 million from 2016 year-end. In order to maintain a strong financial position, in the fourth quarter of 2017 and in January 2018, the Company raised $14.5 million in net proceeds from sales of its common stock under its "at-the-market" (ATM) facility, with $5.0 million received through December 31, 2017 and the remainder received in January.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 4085568. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 4

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenues:
Royalty income	$3,683	$2,407	$10,965	$10,295
License revenue	199	2,242	690	59,081
Other revenues	7	3	43	53
Total revenues	3,889	4,652	11,698	69,429

Operating expenses:
Research and development	10,948	10,605	42,589	37,569
General and administrative	6,923	4,719	24,909	23,356
Change in contingent consideration liability	(700)	(6,000)	2,600	(4,600)
Total operating expenses	17,171	9,324	70,098	56,325

Operating (loss) income	(13,282)	(4,672)	(58,400)	13,104

Other (expense) income:
Interest (expense) income, net	(993)	(669)	(4,038)	(493)
Other expense, net	(62)	(34)	(247)	(34)
Total other (expense) income	(1,055)	(703)	(4,285)	(527)

(Loss) income before income tax (expense) benefit	(14,337)	(5,375)	(62,685)	12,577

Income tax benefit (expense)	11,672	(1,844)	11,672	(1,844)

Net (loss) income	(2,665)	(7,219)	(51,013)	10,733
Net loss attributable to noncontrolling interests	-	(15)	-	(73)
Net (loss) income attributable to Progenics	$(2,665)	$(7,204)	$(51,013)	$10,806

Net (loss) income per share attributable to Progenics - basic	$(0.04)	$(0.10)	$(0.73)	$0.15
Weighted average shares outstanding - basic	70,437	70,102	70,284	70,003

Net (loss) income per share attributable to Progenics - diluted	$(0.04)	$(0.10)	$(0.73)	$0.15

Weighted average shares outstanding - diluted	70,437	70,102	70,284	70,155

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	December 31, 2017	December 31, 2016

Cash and cash equivalents	$90,642	$138,909
Accounts receivable, net	3,972	4,864
Property and equipment, net	4,122	4,760
Intangible assets, net and goodwill	43,443	43,655
Other assets	3,778	6,798
Total assets	$145,957	$198,986

Current liabilities	$15,359	$16,357
Acquisition-related contingent consideration liability	16,800	14,200
Long-term debt, deferred tax and other liabilities	50,345	63,667
Total liabilities	82,504	94,224
Total stockholders’ equity	63,453	104,762
Total liabilities and stockholders’ equity	$145,957	$198,986

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 5

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) are approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for OIC approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

IMPORTANT SAFETY INFORMATION - RELISTOR (methylnaltrexone bromide) tablets, for oral use and RELISTOR (methylnaltrexone bromide) injection, for subcutaneous use

RELISTOR tablets and injection are contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR. Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia and should be monitored for adequacy of analgesia and symptoms of opioid withdrawal.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The use of RELISTOR during pregnancy may precipitate opioid withdrawal in a fetus due to the immature fetal blood brain barrier and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Because of the potential for serious adverse reactions, including opioid withdrawal, in breastfed infants, advise women that breastfeeding is not recommended during treatment with RELISTOR. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

A dosage reduction of RELISTOR tablets and RELISTOR injection is recommended in patients with moderate and severe renal impairment (creatinine clearance less than 60 mL/minute as estimated by Cockcroft-Gault). No dosage adjustment of RELISTOR tablets or RELISTOR injection is needed in patients with mild renal impairment.

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 6

A dosage reduction of RELISTOR tablets is recommended in patients with moderate (Child-Pugh Class B) or severe (Child-Pugh Class C) hepatic impairment. No dosage adjustment of RELISTOR tablets is needed in patients with mild hepatic impairment (Child-Pugh Class A). No dosage adjustment of RELISTOR injection is needed for patients with mild or moderate hepatic impairment. In patients with severe hepatic impairment, monitor for methylnaltrexone-related adverse reactions.

In the clinical studies, the most common adverse reactions were:

OIC in adult patients with chronic non-cancer pain

●

RELISTOR tablets (≥ 2% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (14%), diarrhea (5%), headache (4%), abdominal distention (4%), vomiting (3%), hyperhidrosis (3%), anxiety (2%), muscle spasms (2%), rhinorrhea (2%), and chills (2%).

●

RELISTOR injection (≥ 1% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (21%), nausea (9%), diarrhea (6%), hyperhidrosis (6%), hot flush (3%), tremor (1%), and chills (1%).

OIC in adult patients with advanced illness

●	RELISTOR injection (≥ 5% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (29%) flatulence (13%), nausea (12%), dizziness (7%), and diarrhea (6%).

Please see complete Prescribing Information for RELISTOR at www.valeant.com. For more information about RELISTOR, please visit www.RELISTOR.com.

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer. Progenics' pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA®, 1095 and PSMA TTC), 2) prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (1404 and PyL™), and 3) imaging analysis technology. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully develop and commercialize the products of EXINI Diagnostics AB; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs, including our NDA for AZEDRA and related inspections of Progenics’ and its contract manufacturing organizations’ facilities and other sites and other requirements that will need to be met before any approval is obtained; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission, including those risk factors included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as updated in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Progenics Announces Fourth Quarter and Full-Year 2017 Financial Results	Page 7

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

 (PGNX-F)

Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

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